Exhibit 10.18
ADIENT US LLC

WELFARE PROGRAM

SEVERANCE

1.General. This Plan has been established to provide salary continuation for covered Eligible Employees after an involuntary severance.

1.Eligibility. Each Eligible Employee shall be covered under this Plan as of his Employment Commencement Date or if later, completion of his Waiting Period. Participation shall end as provided in the Program. Dependents are not eligible for coverage under this Plan.

2.Election. No election is required or allowed to participate in this Plan.

3.Benefits. Benefits shall be payments in the event of the Participant’s severance as determined in the sole discretion of the Corporate Vice-President of Human Resources, in accordance with the terms of the Summary Plan Description.

4.Funding. Benefits shall be paid by the Employer. Participant contributions are not required for coverage.

A narrative description of the severance benefit that applies for executive officers under the Welfare Program is as follows:

Any executive officer who does not have an agreement providing for severance on a qualifying termination will be eligible for the following benefits upon a qualifying termination:

Grade on Date of Termination	Weeks of Continued Base Salary (Lump Sum)			Other Benefits Offered
	Less Than 5 Years of Service	5-10 Years of Service	10 or More Years of Service	Company Pays 100% of COBRA Premiums for Medical Coverage
E2	28	32	36	9 months